Exhibit 10.8

CONTRIBUTION AGREEMENT

by and among

BOP Nest Domain JV LLC

BOP Nest Domain LLC

BOP Nest Nashville JV LLC

BOP Nest Nashville LLC

and

Brookfield REIT Operating Partnership L.P.

(formerly Oaktree Real Estate Income Trust Holdings, L.P.)

Dated as of

November 2, 2021

i

Section 6.8	Interpretation	25
Section 6.9	Entire Agreement	25
Section 6.10	Amendment	25
Section 6.11	Severability	25
Section 6.12	Survival	25
Section 6.13	Tax Reduction Proceedings	25
Section 6.14	Prevailing Party Attorney’s Fees	25

ii

EXHIBITS

Exhibit A-1	–	Description of Domain Property
Exhibit A-2	–	Description of Nashville Property
Exhibit B	–	Structure Charts
Exhibit C		Consideration Values

SCHEDULES

Schedule 3.1.6	–	Pending Assessments
Schedule 3.1.7(ii)	–	Permits
Schedule 3.1.8	–	Affiliate Contracts
Schedule 3.1.9(i)	–	Rent Roll in respect to each Property
Schedule 3.1.9(ii)	–	Security Deposits
Schedule 3.1.9(iii)	–	List of Lease Defaults, and Other Matters if any
Schedule 3.1.9(iv)	–	Tenant Improvements and Tenant Work Allowances
Schedule 3.1.10	–	Capital Projects
Schedule 3.1.11	–	List of Environmental Reports
Schedule 3.1.12	–	Litigation
Schedule 3.1.13	–	Existing Debt
Schedule 3.1.18	–	Insurance Policies
Schedule 3.1.19	–	Financial Statements
Schedule 3.1.20	–	Brokerage Agreements
Schedule 3.1.22	–	Foreign Persons
Schedule 3.1.25A	–	Property Owner Title Insurance Policies

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2021, by and among BOP Nest Domain JV LLC, a Delaware limited liability company (“BOP Domain JV”), BOP Nest Nashville JV LLC, a Delaware limited liability company (“BOP Nashville JV” and, together with BOP Domain JV, each a “BOP JV Entity” and collectively the “BOP JV Entities”), BOP Nest Domain LLC, a Delaware limited liability company (the “Domain Company”), BOP Nest Nashville LLC, a Delaware limited liability company (the “Nashville Company”, and, collectively with the Domain Company, the “Companies”), and Brookfield REIT Operating Partnership L.P. (formerly Oaktree Real Estate Income Trust Holdings, L.P.), a Delaware limited partnership (the “Investor”).

RECITALS

Subject to and upon the terms and conditions of this Agreement, at Closing (i) BOP Domain JV shall contribute 100% of the membership interests in the Domain Company (the “Domain Investor Interests”) to the Investor in exchange for a number of class E units in the Investor, having an aggregate value equal to the consideration value for the Domain Investor Interests set forth on Exhibit C attached hereto (the “Domain Consideration Value”) and having the rights, benefits and obligations set forth in the Investor Operating Agreement; and (ii) BOP Nashville JV shall contribute 100% of the membership interests in the Nashville Company (the “Nashville Investor Interests” and together with the Domain Investor Interests, the “Investor Interests”) to the Investor in exchange for a number of class E units in the Investor, having an aggregate value equal to the consideration value for the Nashville Investor Interests set forth on Exhibit C attached hereto (the “Nashville Consideration Value” and together with the Domain Consideration Value, the “Consideration Value”) and having the rights, benefits and obligations set forth in the Investor Operating Agreement, in each case, with the value of such units based on the most recently determined net asset value of the Investor’s class E units immediately prior to the Closing Date (“Class E NAV”); provided that, if the Class E NAV is not available at Closing, the value of such class E units shall be based on the most recently determined net asset value of the Investor’s class I units immediately prior to the Closing Date (the “Consideration”).

For purposes of this Agreement, (i) each Company as constituted as of the Closing Date is sometimes referred to herein as a “Pre-Admission Company” and (ii) each Company as constituted immediately following the Closing on the Closing Date and the contribution of the Investor Interests to the Investor, may be referred to as a “Post-Admission Company”.

NOW, THEREFORE, for and in consideration of the recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Certain Defined Terms

As used herein:

“12 Month Representations” has the meaning ascribed thereto in Section 3.3.1.

“Acceptable Accounting Method” shall mean either (i) GAAP or (ii) International Financial Reporting Standards consistently applied.

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such specified Person.

“Affiliate Contracts” has the meaning ascribed thereto in Section 3.1.8.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Apportionment Date” has the meaning ascribed thereto in Section 4.1.1.

“BOP Domain JV” has the meaning ascribed thereto in the preamble to this Agreement.

“BOP Nashville JV” has the meaning ascribed thereto in the preamble to this Agreement.

“BOP JV Entity” or “BOP JV Entities” has the meaning ascribed thereto in the preamble to this Agreement.

“BP Parties” has the meaning ascribed thereto in Section 5.1.

“Breach Notice” has the meaning ascribed thereto in Section 3.3.1.

“Brokerage Agreements” has the meaning ascribed thereto in Section 3.1.20.

“Business Day” means any day other than (a) Saturday or Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed; provided, that, if any performance is due under this Agreement on any such day, then such period or such performance shall be extended until the second succeeding Business Day.

“Capital Project” means, any alterations, improvements, major repairs or other construction work undertaken by or at the direction of any Company or its Subsidiaries with respect to the base building of a Property, the costs for which are required to be capitalized under GAAP.

“Claimed Damage” has the meaning ascribed thereto in Section 3.3.1.

“Class E NAV” has the meaning ascribed thereto in recitals to this Agreement.

“Closing” means the closing of the transactions contemplated hereunder on the Closing Date.

“Closing Date” has the meaning ascribed thereto in Section 2.3.

“Closing Statement” has the meaning ascribed thereto in Section 4.1.7.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Company” or “Companies” have the meaning ascribed thereto in the preamble to this Agreement.

“Consideration” has the meaning ascribed thereto in the recitals to this Agreement.

“Consideration Value” has the meaning ascribed thereto in the recitals to this Agreement.

“Contracts” means, with respect to each Property, any contracts and agreements relating to the ownership, use, management, operation, leasing, maintenance, repair or improvement of such Property, or otherwise imposing obligations on or affecting a Company or any of its Subsidiaries (including management agreements, leasing agreements, service contracts, equipment leases, maintenance agreements, warranties and other contracts and parking agreements, but excluding any (i) Leases, (ii) Permits, (iii) Brokerage Agreements, (iv) Affiliate Contracts, (v) contracts of record identified on the Property Owner Title Insurance Policies, (vi) agreements relating to the Existing Debt or the transactions contemplated hereunder or (vii) development or construction related contracts or agreements entered into in connection with a Capital Project).

“Control” or any derivation thereof, when used with respect to a specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, by contract or otherwise; provided, that a Person may still have control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.

“Damages” has the meaning ascribed thereto in Section 3.3.2(i).

“Domain Company” has the meaning ascribed thereto in the preamble to this Agreement.

“Domain Consideration Value” has the meaning ascribed thereto in the recitals to this Agreement.

“Domain Investor Interests” has the meaning ascribed thereto in the recitals to this Agreement.

“Domain Property” has the meaning ascribed thereto in Exhibit A-1 to this Agreement, together with all improvements and buildings located thereon.

“Employee Benefit Plan” has the meaning ascribed thereto in Section 3.1.21.

“Environmental Information” has the meaning ascribed thereto in Section 3.1.11.

“Environmental Laws” has the meaning ascribed thereto in Section 3.1.11.

“ERISA” has the meaning ascribed thereto in Section 3.1.21.

“Existing Debt” has the meaning ascribed thereto in Section 3.1.13(i).

“Financial Statements” has the meaning ascribed thereto in Section 3.1.19.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” has the meaning ascribed thereto in Section 3.1.11.

“Interest” shall mean, for any Person, the equity, partnership, membership or similar legal and beneficial interest in such Person, or any interest convertible into, exercisable for the purchase of or exchangeable for, any such equity, partnership, membership or similar legal and beneficial interest in such Person.

“Investor” has the meaning ascribed thereto in the preamble to this Agreement.

“Investor Interests” has the meaning ascribed thereto in recitals to this Agreement.

“Investor Parties” has the meaning ascribed thereto in Section 5.3.2.

“Investor Operating Agreement” means the limited partnership agreement of Investor, as amended or restated from time to time in accordance with the terms therein.

“Leases” means all leases, licenses and other occupancy agreements demising space at any Property, together with all amendments and modifications thereof and supplements relating thereto, which are in effect as of the Closing Date; provided, that Leases shall not include subleases, licenses and occupancy agreements entered into by the tenants thereunder unless a Company or any Subsidiary has entered into an agreement with such subtenant, sublicensee or occupant agreeing to a “non-disturb” or otherwise entered into privity with the subtenant, sublicensee or occupant.

“Lists” has the meaning ascribed thereto in Section 3.1.15(ii)(a).

“Losses” means, with respect to any matter, without duplication, any and all claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind or nature, including reasonable legal fees and disbursements of legal counsel and other costs of defense actually incurred or suffered by the Person in question with respect to such matter; provided, however, that the damages recoverable shall be only those that are currently reasonably foreseeable to have arisen from the breach or claim in question, whether denominated actual or consequential.

“Material Lease” means, with respect to each Property, any commercial Lease at such Property (or one or more Leases with the same tenant at such Property) demising greater than 5,000 rentable square feet at such Property in the aggregate.

“Nashville Company” has the meaning ascribed thereto in the preamble to this Agreement.

“Nashville Consideration Value” has the meaning ascribed thereto in the recitals to this Agreement.

“Nashville Investor Interests” has the meaning ascribed thereto in the recitals to this Agreement.

“Nashville Property” has the meaning ascribed thereto in Exhibit A-2 to this Agreement, together with all improvements and buildings located thereon.

“Non-Corporate Representations” has the meaning ascribed thereto in Section 3.3.1.

“Notice” and “Notices” has the meaning ascribed thereto in Section 6.1.

“OFAC” has the meaning ascribed thereto in Section 3.1.15(i).

“Order” and “Orders” have the meaning ascribed thereto in Section 3.1.15(i).

“Organizational Documents” means the organizational documents for the Companies and their Subsidiaries, including the certificates of formation, certificates of limited partnership, articles of organization, limited liability company agreements, limited partnership agreements and all amendments thereto.

“Permits” means, with respect to each Property, all certificates of occupancy and governmental licenses and approvals required for the occupancy and operation of such Property that are material to the current occupancy and operation of such Property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory body or other entity.

“Post-Admission Company” has the meaning ascribed thereto in the recitals to this Agreement.

“Post-Closing Statement” has the meaning ascribed thereto in Section 4.1.7.

“Pre-Admission Company” has the meaning ascribed thereto in the recitals to this Agreement.

“Proceeding” has the meaning ascribed thereto in Section 3.3.1.

“Prohibited Country” has the meaning ascribed thereto in Section 3.1.15(ii)(d).

“Property” means each of the Domain Property and the Nashville Property. “Properties” means all of the foregoing, collectively.

“Property Owner Title Insurance Policies” has the meaning ascribed thereto in Section 3.1.25.

“Property Owners” means, collectively, BOP Nest Domain LLC (owner of the Domain Property) and BOP Nest Nashville LLC (owner of the Nashville Property). “Property Owner” shall mean any one of the above Property Owners.

“Property Taxes” has the meaning ascribed thereto in Section 4.1.1(ii).

“Rent” has the meaning ascribed thereto in Section 4.1.1(i).

“SOL Representations” has the meaning ascribed thereto in Section 3.3.1.

“Structure Charts” has the meaning ascribed thereto in Section 3.1.17(i).

“Subsidiaries” means collectively, all Persons shown on the Structure Charts in which a Company has a direct or indirect interest.

“Survival Period” has the meaning ascribed thereto in Section 3.3.1.

“Tax” means (i) any federal, state, local or municipal, or non-U.S. income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, goods and services, harmonized, occupation, property, escheat, abandoned or unclaimed property, excise, estimated, severance, windfall profits, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental under section 59A of the Code, customs, social security (or similar), unemployment, disability, registration or any other taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, fines, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by contract or otherwise.

“Tax Certiorari Proceeding” has the meaning ascribed thereto in Section 6.13.

“Tax Return” means any and all returns, reports, declarations, information statements, claims for refund or filings with respect to Taxes, including any schedules, supplements or attachments thereto and including any amendment thereof.

“Tenant” has the meaning ascribed thereto in Section 3.1.9(iii)(a).

Section 1.2 Rules of Construction. Unless the context otherwise requires:

1.2.1 A capitalized term has the meaning assigned to it;

1.2.2 An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

1.2.3 References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

1.2.4 References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

1.2.5 The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

1.2.6 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

1.2.7 All monetary figures shall be in United States dollars unless otherwise specified; and

1.2.8 References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified and the word “or” is not exclusive.

ARTICLE 2

CONTRIBUTION; ISSUANCE OF INTEREST

Section 2.1 Closing. The Closing shall occur concurrently with the execution of this Agreement (the “Closing Date”).

Section 2.2 Contribution; Issuance of Interest. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the BOP JV Entities does hereby contribute, convey, transfer, and assign to Investor the applicable Investor Interests in exchange for the Consideration, and Investor does hereby accept such contribution, conveyance, transfer and assignment of the Investor Interests in exchange for such Consideration. Execution of this Agreement by Investor constitutes execution by Investor of the applicable Organizational Documents of the Companies.

Section 2.3 Issuance of Interest. Following the foregoing contributions described in Section 2.2, Investor will own 100% of the outstanding limited liability company interest in each of the Companies. Investor is hereby agreed to be admitted as a shareholder of each Company, and it is hereby acknowledged that Investor shall have all the rights of the BOP JV Entities as set forth in the Organizational Documents with respect to the Investor Interests, as applicable.

Section 2.4 Intended Tax Treatment. With respect to the contribution of the Investor Interests, the parties intend that such contribution shall be treated as a contribution of property by the BOP JV Entities to Investor pursuant to Section 721(a) of the Code, and the parties will report such contribution for U.S. federal and all applicable state, local and foreign income tax purposes accordingly.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 BOP JV Entities Representations and Warranties. Each of the BOP JV Entities, solely with respect to such BOP JV Entity, hereby represents and warrants to Investor that each of the following representations and warranties is true and correct as of the Closing Date (it being understood that all representations made with respect to a Company or Subsidiary shall only be made by the BOP JV Entity holding a direct or indirect equity interest in such Company or Subsidiary):

3.1.1 Organization. Each of the Companies and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of formation, and to the extent necessary, is duly qualified to transact business under the laws of the State of in which the Property it, directly or indirectly, owns is located.

3.1.2 Power and Authority. Each of the Companies has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.1.3 Execution and Delivery. The execution, delivery and performance by each BOP JV Entity and the Companies of this Agreement have been duly authorized by all necessary organizational action of each BOP JV Entity and the Companies, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each BOP JV Entity and the Companies, enforceable against each BOP JV Entity and the Companies in accordance with its terms, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally and general principles of equity.

3.1.4 Contravention. The execution and delivery of this Agreement and the transactions contemplated hereby will not (a) result in a material breach of any of the material terms and provisions of, or constitute a default under or conflict with, or create a right of termination under, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of each BOP JV Entity, the Companies or their Subsidiaries pursuant to any material agreement, indenture, mortgage, lien, lease, consent, license, franchise or other material instrument to which each BOP JV Entity, the Companies or their Subsidiaries is bound or under which the assets of each BOP JV Entity, the Companies or their Subsidiaries are affected, (b) violate any law, rule regulation, judgment, order decree, writ or injunction applicable to each BOP JV Entity, the Companies or their Subsidiaries in any material respect or (c) require any notice to, or approval or consent from, any Person other than any notices, consents or approvals that have been obtained or made on or prior to the Closing Date.

3.1.5 Condemnation Proceedings. There is no condemnation proceeding pending against any part of any Property, and none of the BOP JV Entities, the Companies or their Subsidiaries have received any written notice of any threatened condemnation or similar proceeding affecting any part of any Property.

3.1.6 Pending Assessments. To the knowledge of the BOP JV Entities, except as set forth on Schedule 3.1.6 attached hereto, neither BOP JV Entity, nor any Company or any Subsidiary has received written notice of any pending or threatened special assessment with respect to any Property.

3.1.7 Contracts/Permits.

(i) Each of the Companies and their Subsidiaries have all of the Contracts necessary to operate and manage the Properties in all material respects in the manner in which they are currently being operated and managed, such Contracts are in full force and effect in all material respects, none of the Companies or their Subsidiaries are in default of any of their material obligations under any such Contracts, and, to the BOP JV Entities’ actual knowledge, no other party to any such Contract is in default of any of its material obligations under such Contracts.

(ii) To the knowledge of the BOP JV Entities, except as set forth on Schedule 3.1.7(ii), all Permits have been obtained and are in full force and effect in all material respects.

3.1.8 Affiliate Contracts. Schedule 3.1.8 attached hereto contains a complete and accurate description of the contracts and/or relationships affecting each Property that have been entered into by any of the Companies or their Subsidiaries, on one hand, and one or more Affiliates of the BOP JV Entities on the other hand (the “Affiliate Contracts”). Each of the Affiliate Contracts is valid and binding on the Companies or their Subsidiaries, as applicable, and the Affiliates, and is in full force and effect. Affiliates of the BOP JV Entities are in compliance in all material respects under each of the Affiliate Contracts, which are enforceable against the parties thereto in accordance with the terms of such Affiliate Contracts.

3.1.9 Leases.

(i) Schedule 3.1.9(i) attached hereto contains the rent roll for each of the Properties in which each BOP JV Entity relies upon in operating and maintaining the applicable Property, and which contains all Material Leases in effect with respect to each Property. Each of the Material Leases is, to the BOP JV Entities’ actual knowledge, in full force and effect.

(ii) Schedule 3.1.9(ii) attached hereto sets forth all security deposits and other security held by or on behalf of the Property Owners under the Material Leases with respect to each Property.

(iii) Except as set forth on Schedule 3.1.9(iii) attached hereto:

(a) no tenant under a Material Lease (a “Tenant”) is more than 30 days in arrears in the payment of base rent due under its Material Lease;

(b) none of the Companies or their Subsidiaries have given any written notice to any Tenant that such Tenant has failed to perform any of its material obligations under such Material Lease, which failure remains uncured, and, to the BOP JV Entities’ actual knowledge, no Tenant has failed to perform any of its material obligations under its Material Lease, which failure remains uncured;

(c) none of the Companies or their Subsidiaries have received written notice from any Tenant that any of the Companies or their Subsidiaries have failed to perform any of its material obligations under such Material Lease, which failure remains uncured, and no Tenant has asserted, in writing, any offset, credit or abatement that is not expressly provided in such Material Lease and has not been resolved, and no Tenant has asserted, in writing, a right to terminate its Lease;

(d) no Tenant has paid any rent for more than one (1) month in advance (other than with respect to security deposits); and

(e) none of the Companies or their Subsidiaries have received written notice from any Tenant that such Tenant is insolvent and/or has filed for bankruptcy and/or reorganization.

(iv) Schedule 3.1.9(iv) sets forth all tenant improvement work and tenant work allowances outstanding with respect to the Material Leases as of the date set forth thereon.

3.1.10 Capital Projects. Except as set forth on Schedule 3.1.10 attached hereto, there are no material ongoing Capital Projects at any Property.

3.1.11 Environmental. Except as disclosed in the environmental reports listed on Schedule 3.1.11 attached hereto (collectively, the “Environmental Information”), as of the Closing Date, none of the BOP JV Entities, the Companies nor their Subsidiaries has received written notice that any Company, Subsidiary or Property currently materially violates or may be subject to any material obligations or liability to remediate under any law, any material judicial or administrative ruling, order or decree or any permit, license or registration or agency or another governmental authority interpretation applicable to the Companies, their Subsidiaries or the Property that relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of (A) those substances, materials or wastes defined, listed, designated, requested or classified as “toxic”, “hazardous”, “acutely hazardous”, “pollutants” or “contaminants” under any Environmental Law; (B) petroleum and petroleum products, by-products and breakdown products; and (C) toxic mold, polychlorinated biphenyls and asbestos containing materials (such substances, collectively, “Hazardous Materials”, and such laws, collectively, “Environmental Laws”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used or stored in the ordinary course of construction, development, ownership, operation, maintenance and/or use of any Property which are used and stored in accordance, in all material respects, with all applicable Environmental Laws.

3.1.12 Litigation. With respect to each Property, except as set forth on Schedule 3.1.12 attached hereto, there is no suit, action, litigation or proceeding pending, or, to the BOP JV Entities’ actual knowledge, threatened, against the Companies, any of their Subsidiaries or any Property, which suit, action, litigation or proceeding is not covered by insurance (less customary deductibles).

3.1.13 Debt/Loan Documents.

(i) Except for the indebtedness listed on Schedule 3.1.13 attached hereto (the “Existing Debt”), none of the Companies or their Subsidiaries have any outstanding indebtedness for borrowed money with respect to each of the Properties.

(ii) There does not exist any default on the payment of principal or interest by any borrower under the Existing Debt which has not been cured. None of the BOP JV Entities, the Companies or their Subsidiaries have received any notice of default under the loan documents relating to the Existing Debt that has not been cured.

(iii) The principal amount outstanding, the accrued and unpaid interest and the amount of reserves, escrows and holdbacks, held by any lender with respect to each Existing Debt as of the date set forth thereon is set forth on Schedule 3.1.13 attached hereto.

3.1.14 Material Liabilities. None of the Companies or their Subsidiaries have any material liabilities or material obligations, except for liabilities or obligations (i) reflected or adequately reserved against in the Financial Statements, (ii) contemplated by or under this Agreement (iii) incurred in the ordinary course of business and in a manner consistent with past practice since the date of the latest Financial Statements or (iv) that are disclosed on the schedules or exhibits attached to this Agreement.

3.1.15 PATRIOT Act.

(i) The BOP JV Entities, the Companies and the Subsidiaries are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order, such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(ii) None of the BOP JV Entities, the Companies or the Subsidiaries is:

(a) listed on any Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b) a Person subject to the prohibitions contained in the Orders;

(c) owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person subject to the prohibitions contained in the Orders;

(d) any of the governments of Cuba, Iran, North Korea, Syria or Crimea or any other country with whom a United States citizen or entity organized under the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement (each, a “Prohibited Country”);

(e) established in, organized under or has their principal place of business in a Prohibited Country; or

(f) a publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling material property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in, any Prohibited Country or any company domiciled in any Prohibited Country.

3.1.16 No Bankruptcy. No bankruptcy, insolvency, rearrangement or similar action involving any of the BOP JV Entities, the Companies or their Subsidiaries, whether voluntary or involuntary, is pending, contemplated by or, to the BOP JV Entities’ actual knowledge, threatened against any of the BOP JV Entities, the Companies or their Subsidiaries.

3.1.17 Capitalization.

(i) The structure charts (the “Structure Charts”) of the Companies and the Subsidiaries attached hereto as Exhibit B are true and correct in all material respects and list all of the Interests held by each Company and its Subsidiaries following the contributions contemplated hereunder. All of the Interests of each Company and each Subsidiary are duly authorized and validly issued in compliance in all material respects with all applicable laws and their respective Organizational Documents. Except for rights created pursuant to this Agreement and the Organizational Documents, there are no (A) outstanding Interests in any Company or any Subsidiary (in each case, other than those shown on the Structure Charts) or outstanding securities convertible into or exchangeable or exercisable for Interests in any Company or any Subsidiary, (B) bonds, debentures, notes, or other indebtedness having the right to vote on any matters in which any Company or any Subsidiary may vote, (C) outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which any Company or any Subsidiary is bound to issue, repurchase or otherwise acquire or retire any Interests of any of such entities, or (D) voting agreements, voting trusts, buy-sell agreements, rights of first refusal, options or rights or obligations relating to the members or the Interests in any Company or any Subsidiary.

(ii) True and complete copies of the Organizational Documents have been provided to Investor or Investor’s counsel on or prior to the Closing Date.

3.1.18 Insurance. All insurance policies held by or on behalf of the Companies or their Subsidiaries relating to or affecting any Property are described in Schedule 3.1.18 hereof, and all of such insurance policies are in full force and effect and none of the BOP JV Entities, the Companies or their Subsidiaries have received any notice of default or notice terminating or threatening to terminate any of such insurance policies that remains uncured.

3.1.19 Financial Statements. The financial statements of the Companies and their Subsidiaries set forth on Schedule 3.1.19 (collectively, the “Financial Statements”) (a) are true and correct in all material respects, (b) were prepared in accordance with an Acceptable Accounting Method, and (c) fairly represent in all material respects the financial conditions of the applicable Companies and their Subsidiaries as of the dates with respect to which they relate.

3.1.20 Brokerage. With respect to each Property, Schedule 3.1.20 attached hereto sets forth a true, correct and complete list of all brokerage agreements entered into by the Companies or their Subsidiaries, in each case relating to such Property and that remain in effect and are binding on the Companies or their Subsidiaries as of the Closing Date and under which any future commissions may become due and payable (exclusive of brokerage fees that may become due upon the occurrence of future events, such as the exercise of tenant expansion or renewal options) (the “Brokerage Agreements”). The BOP JV Entities have no knowledge of any other brokerage commissions, fees or compensation payable to any broker or finder by the Companies or any Subsidiaries with respect to the Properties, other than as set forth in the Brokerage Agreements (exclusive of brokerage fees that may become due upon the occurrence of future events, such as the exercise of tenant expansion or renewal options).

3.1.21 ERISA. None of the BOP JV Entities, the Companies or their Subsidiaries is (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (an “Employee Benefit Plan”), or (ii) an entity any of whose assets include the assets of one or more Employee Benefit Plans.

3.1.22 Foreign Person. Except as set forth on Schedule 3.1.22, none of the BOP JV Entities, the Companies or their Subsidiaries is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.23 Taxes.

(i) The Companies and each Subsidiary thereof have duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them on or before the Closing Date, and such Tax Returns were true, correct and complete in all material respects. There are no material U.S. federal, state or local or non-U.S. Taxes due and payable by the Companies or any Subsidiary which have not been timely paid or fully reserved against in its Financial Statements in accordance with an Acceptable Accounting Method.

(ii) There are no liens for Taxes upon any of the Interests of the Companies or the assets of the Companies or any Subsidiary thereof. No governmental authority has threatened in writing that it is in the process of imposing any lien for Taxes on the Interests or assets of the Companies or any Subsidiary thereof.

(iii) At all times since their formation and up to the Closing Date, each of the Companies and their subsidiaries has been classified as a disregarded entity, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), or as a partnership for U.S. federal income tax purposes.

(iv) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any governmental authority against the Companies or any Subsidiary thereof.

(v) No claim has ever been made by a governmental authority in a jurisdiction where the Companies or any Subsidiary does not file Tax Returns that the Companies or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.

(vi) None of the Companies or any of their Subsidiaries is a party to or bound by any Tax allocation or Tax sharing or similar agreement with respect to Taxes other than the Organizational Documents of the Companies or any such Subsidiaries or leases, loan agreement, interest rate cap agreements or similar agreements entered into by a Subsidiary.

(vii) None of the Companies or any of their Subsidiaries is doing business or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns.

(viii) There is no dispute, action, audit, examination, suit, administrative proceeding or claim currently pending or threatened against, or with respect to, any of the Companies or their Subsidiaries concerning any Tax liability of any of the Companies or their Subsidiaries and no material issues have been raised in writing by any governmental authority in connection with the examination of any Tax Returns of any of the Companies or their Subsidiaries.

(ix) None of the Companies or any of their Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) “Closing Agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) of which the Companies or any of their Subsidiaries is a party executed on or prior to the Closing Date, (B) change in method of accounting for a Tax period ending on or prior to the Closing Date, (C) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Section 108(i) of the Code.

(x) None of the Companies or any of their Subsidiaries have been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

3.1.24 Broker. No broker, agent, or finder has been engaged by or on behalf of the BOP JV Entities in connection with the transactions contemplated under this Agreement.

3.1.25 Title Policies/Encumbrances. Policies of title insurance, as listed on Schedule 3.1.25A (including updates and/or endorsements thereto, each a “Property Owner Title Insurance Policy” and collectively the “Property Owner Title Insurance Policies”) have been issued insuring, as of the effective date of such Property Owner Title Insurance Policy, the applicable Property Owner’s fee simple title to the applicable Property, in each case subject only to the matters disclosed on Schedule B to the applicable Property Owner Title Insurance Policy. As of the Closing Date, (i) to BOP JV Entities’ actual knowledge, each Property Owner Title Insurance Policy is in full force and effect and (ii) there are no pending or threatened claims under any such Property Owner Title Insurance Policy.

3.1.26 No Options. Except as set forth in the Organizational Documents, neither the BOP JV Entities nor the Companies nor any Property Owner nor any of their respective Affiliates (nor, to the BOP JV Entities’ knowledge, any other Person), has granted to any Person any right or option to acquire any Property or any portion thereof, and no Person has any such right or option.

3.1.27 Access to Information; Disclaimer. Each BOP JV Entity (1) has had an opportunity to discuss the business of the Investor with the management of the Investor, (2) has had reasonable access to (i) the books and records of the Investor and (ii) the documents provided by the Investor for purposes of the transactions contemplated hereby, (3) has been afforded the opportunity to ask questions of and receive answers from officers of the Investor and (4) has conducted its own independent investigation of the Investor, its business and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Investor, other than the representations and warranties of the Investor contained in this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in this Agreement, each BOP JV Entity further acknowledges and agrees that neither the Investor nor any of its respective stockholders, directors, officers, Affiliates, advisors, agents or other representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Investor or its business and operations. Each BOP JV Entity hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which each BOP JV Entity is familiar, that each BOP JV Entity is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that each BOP JV Entity will have no claim against the Investor or any of their respective stockholders, directors, officers, Affiliates, advisors, agents or other representatives with respect thereto, except in the case of fraud.

3.1.28 Knowledge. As used in this Section 3.1, the phrase “to the BOP JV Entities’ actual knowledge”, “BOP JV Entities’ knowledge” or phrases of similar import shall mean the actual knowledge of Matt Smith. There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any such matters. There shall be no personal liability on the part of knowledge Persons listed herein.

Section 3.2 Investor Representations And Warranties. The Investor hereby represents and warrants to each of the BOP JV Entities that each of the following representations and warranties is true and correct as of the Closing Date:

3.2.1 Organization. The Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2 Power and Authority. The Investor has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.2.3 Execution and Delivery. The execution, delivery and performance by the Investor of this Agreement have been duly authorized by all necessary organizational action of the Investor and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally and general principles of equity.

3.2.4 PATRIOT Act.

(i) The Investor is in compliance with the Order and other similar requirements contained in the rules and regulations of OFAC and in the Orders;

(ii) The Investor is not:

(a) listed on the Lists;

(b) a Person subject to the prohibitions contained in the Orders;

(c) owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person subject to the prohibitions contained in the Orders;

(d) any of the governments of a Prohibited Country;

(e) established in, organized under or has its principal place of business in a Prohibited Country; or

(f) a publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling material property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in, any Prohibited Country or any company domiciled in any Prohibited Country.

3.2.5 Broker. No broker, agent, or finder has been engaged on behalf of the Investor in connection with the transactions contemplated under this Agreement.

3.2.6 Funding. The Investor has (i) all funds necessary to pay and/or fund all related fees and expenses in connection with the transaction contemplated hereunder, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

3.2.7 Consideration. The Consideration to be issued in consideration for the contributions contemplated hereby, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

Section 3.3 Survival of Representations and Warranties.

3.3.1 Survival Period. Notwithstanding anything contained in this Agreement to the contrary, with respect to the representations and warranties concerning the BOP JV Entities and any applicable Property, Company and Subsidiary, (i) the representations and warranties set forth in Sections 3.1.1 (Organization), 3.1.2 (Power and Authority), 3.1.3 (Execution and Delivery), 3.1.4 (Contravention), 3.1.15 (Patriot Act), 3.1.17 (Capitalization), 3.1.21 (ERISA),

3.1.22 (Foreign Persons), 3.2.4 and (Patriot Act) shall survive until expiration of the applicable statute of limitations (collectively, the “SOL Representations”); (ii) the representations and warranties set forth in Sections 3.1.13 (Debt/Loan Documents), 3.1.14 (Material Liabilities), 3.1.19 (Financial Statements), 3.1.23 (Taxes) and 3.2.5 (Broker) (collectively, the “12 Month Representations”) shall survive until the date that is twelve (12) months after the Closing Date; and (iii) the representations and warranties contained in this Agreement other than the SOL Representations and the 12 Month Representations (collectively, the “Non-Corporate Representations”) shall survive until the date that is nine (9) months after the Closing Date (the periods beginning on the Closing Date and ending on such dates described in clauses (i)-(ii) above being herein called the “Survival Period”). The BOP JV Entities’ representations and warranties shall automatically be null and void and of no further force and effect after the applicable Survival Period unless, prior to the end of the applicable Survival Period, Investor shall have provided the BOP JV Entities with a notice (a “Breach Notice”) (a) alleging that any of the BOP JV Entities is in breach of such representation or warranty, (b) specifying in reasonable detail the nature of such breach, and (c) setting forth Investor’s reasonable calculation of any Losses incurred by Investor directly resulting from such breach (the “Claimed Damage”). If the applicable BOP JV Entity does not cure the breach of any representation or warranty to the reasonable satisfaction of Investor within forty five (45) days after the delivery of any Breach Notice (it being acknowledged and agreed that the BOP JV Entities shall only have such right to cure such breach of such representation and warranty if such breach is susceptible to cure), Investor may (i) demand payment in writing by the applicable BOP JV Entity of the Claimed Damage set forth in the Breach Notice and (ii) if the applicable BOP JV Entity fails to pay Investor the Claimed Damages set forth in the Breach Notice (or such other amount in respect of any breach of a representation or warranty set forth in any Breach Notice that is agreed to by Investor in its sole and absolute discretion) within fifteen (15) days after the BOP JV Entities’ receipt of such written demand, commence a legal proceeding or arbitration against the applicable BOP JV Entity alleging that such BOP JV Entity has breached such representation or warranty and that Investor has suffered Losses as a result thereof (a “Proceeding”), which Proceeding (if any) must be commenced, if at all, on or before the later to occur of (x) the expiration of the applicable Survival Period (if any) or (y) the date which is forty five (45) days following the expiration of such fifteen (15) day period. The foregoing does not eliminate, restrict or limit the right of the BOP JV Entities to contest (x) whether a breach of a representation or warranty has in fact occurred and/or (y) the amount of the Claimed Damage.

3.3.2 Threshold Amount/Maximum Liability. Notwithstanding anything to the contrary set forth in this Agreement:

(i) The BOP JV Entities shall not have any liability for a breach of any representation or warranty hereunder unless and until the Losses suffered by Investor in respect of breaches of representations and warranties (“Damages”) for any such breach, individually, or together with all other Losses with respect to any one Property or any of the Companies or any Subsidiaries that own such Property or interests therein, is greater than $250,000.00 (in which event Investor will be entitled to recover all such Damages);

(ii) The BOP JV Entities’ collective aggregate liability for all Damages resulting from breaches of the SOL Representations, the 12 Month Representations and the Non-Corporate Representations shall not exceed, in the aggregate, an amount equal to one and one-half percent (1.5%) of the aggregate Domain Consideration Value or Nashville Consideration Value, as applicable, for all such representations;

(iii) Investor’s recovery for any claim against the BOP JV Entities hereunder shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Investor from any insurance company or other third party; and

(iv) Unless otherwise expressly herein stated to survive, all other representations, covenants, indemnities, conditions and agreements contained herein shall not survive the Closing.

3.3.3 Indemnity. Subject to provisions of Sections 3.3.1 and 3.3.2, the BOP JV Entities shall pay or cause to be paid, and shall indemnify, defend and hold harmless Investor and each of its respective affiliates, their respective members, partners, shareholders, officers, directors, employees, agents, representatives, and successors and assigns, from and against any and all Losses incurred by Investor and resulting from an inaccuracy or breach in any of the representations and warranties of the BOP JV Entities set forth herein.

ARTICLE 4

PRORATIONS AND COSTS

Section 4.1 Adjustments. The parties hereto have agreed that the BOP JV Entities and Investor shall make the prorations set forth in this Section 4.1 and the BOP JV Entities or Investor, as applicable, shall pay to the other any amounts due as a result of such prorations on the Closing Date, as additional consideration, and in addition to the Consideration, for the contributions contemplated in Section 2.2.

4.1.1 Revenues and Expenses. All revenues of each Company and its Subsidiaries allocable to a Property for the period prior to the Closing Date (including cash on hand) shall be for the account of the applicable Pre-Admission Company, and all revenue of such Company and its Subsidiaries allocable to such Property for the period from and after the Closing Date shall be for the account of the applicable Post-Admission Company (in each case, subject to any amounts which are for the benefit of any third party partner or member of any Subsidiary of such Company). Further, all expenses of each Company and its Subsidiaries incurred and allocable to a Property for the period prior to the Closing Date shall be for the account of the applicable Pre-Admission Company, and all expenses of such Company and its Subsidiaries incurred and allocable to such Property for the period from and after the Closing Date shall be for the account of the applicable Post-Admission Company (in each case, subject to any amounts which are for the benefit of any third party partner or member of such Company). In furtherance of the foregoing, the following shall be apportioned between each Pre-Admission Company and applicable Post-Admission Company as of 11:59PM on the day immediately preceding the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year (in each case, subject to any amounts which are for the benefit of any third party partner or member of such Company):

(i) rents payable pursuant to any Leases (including operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, “Rent”);

(ii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against any Property (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 4.1.3 below;

(iii) administrative charges, if any, permitted under the Leases or applicable law, on security deposits held pursuant to the Leases;

(iv) any amounts prepaid or payable by the applicable Companies and/or any of its Subsidiaries pursuant to any contracts in effect relating to the operation of any Property;

(v) all accrued interest and other required payments related to the Existing Debt;

(vi) all other operating expenses with respect to any Property; and

(vii) such other items as are customarily apportioned in real estate closings of commercial properties in the metropolitan areas in which each of the Properties are located.

4.1.2 [Intentionally Omitted].

4.1.3 Property Taxes. Property Taxes shall be apportioned on the basis of the taxable period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the taxable period in which such Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made as of the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated. If as of the Closing Date, any Property or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, the applicable Pre-Admission Company shall pay the unpaid installments of such assessments which are due prior to the Closing Date and the applicable Company shall be responsible for and shall cause the applicable Property Owner to pay all installments which are due on or after the Closing Date.

4.1.4 Water Meters. If there are water meters at any Property, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Closing Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) Business Days following notice of the determination of such actual reading, readjust such apportionment based upon the amount determined to be due upon such readjustment.

4.1.5 Utilities. Charges for all electricity, steam, gas and other utility services shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) Business Days following notice of the determination of such actual reading, readjust such apportionment based upon the amount determined to be due upon such adjustment.

4.1.6 Closing Statement. The BOP JV Entities have delivered prior to the date hereof a closing statement to Investor (the “Closing Statement”). Not later than one hundred twenty (120) days after the date hereof, the Pre-Admission Company will prepare a final closing statement (the “Post-Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount allocable to any of the Pre-Admission Companies or any of the Post-Admission Companies, if any, by reason of adjustments to the Closing Statement as shown in the Post-Closing Statement shall be paid in cash by the party which owes the other party money as a result of such adjustment within ten (10) Business Days after the Post-Closing Statement is agreed upon.

Section 4.2 Transfer Taxes. In the event that the consummation of the transactions contemplated herein result in any transfer, stamp, documentary, sales, use, registration or other similar Tax (including all applicable real estate transfer Taxes), (i) the parties shall cooperate with each other in connection with the filing of any Tax Returns relating to such Taxes, including joining in the execution of any such Tax Return or other documentation where necessary, and (ii) such Taxes will be borne as between the BOP JV Entities and the Investor in accordance with the local custom of the jurisdiction in which the applicable Property is located.

Section 4.3 Intent of Prorations. The parties hereto acknowledge and agree that the purpose and intent of the provisions set forth in this Article 4 as to prorations and apportionments is that the Pre-Admissions Company bear all expenses of the ownership and operation of the Property for which buyers and sellers of such interests would customarily prorate or apportion and shall receive all income therefrom accruing through the Apportionment Date (in each case, subject to any amounts which are for the benefit of or allocable to any third party partner or member of any Subsidiary of such Company) and the Post-Admission Company shall bear all expenses and receive all income accruing from and after the Apportionment Date. Any revenues and/or expenses affecting any Property that are not otherwise specifically addressed in this Article 4 shall be apportioned consistently with the foregoing provisions.

Section 4.4 Closing Costs. The BOP JV Entities and Investor shall each be responsible for (i) the costs of its own legal counsel, advisors and other professionals employed by it in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, and (ii) its percentage interest in each Company of all escrow and/or closing fees. Except as otherwise expressly provided in this Article 4, Investor shall be responsible for (x) the costs and expenses associated with its due diligence, and (y) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith.

Section 4.5 Survival. The provisions of this Section 4 shall survive the Closing Date for a period of twelve (12) months after the Post-Closing Statement is prepared and delivered to Investor, except that Tax apportionment provisions shall survive for the applicable statute of limitations.

ARTICLE 5

DISCLAIMERS AND RELEASE

Section 5.1 Disclaimers by the BOP JV Entities. Except as expressly set forth in this Agreement (including the representations and warranties of the BOP JV Entities expressly made under Section 3.1), it is understood and agreed that the BOP JV Entities, their affiliates, and their disclosed and undisclosed, direct and indirect, shareholders, officers, directors, trustees, partners, principals, members, employees, agents, representatives, consultants, accountants, contractors, attorneys and other advisors, and any successors or assigns of the foregoing (collectively, the “BP Parties”), have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to any Property or Investor Interests, and Investor, for itself, its successors and assigns, hereby waives and releases the BP Parties from any present or future claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to any Property, except for claims arising out of representations and warranties set forth in this Agreement (including the representations and warranties of the BOP JV Entities expressly made under Section 3.1 and any indemnity in respect thereof under Section 3.3), including warranties, representations or guaranties as to the following, in each case, except as expressly set forth in this Agreement: (a) matters of title, (b) environmental matters relating to any Property or any portion thereof, including the presence of Hazardous Materials in, on, under or in the vicinity of any Property (and the BOP JV Entities makes no representations or warranties with respect to the accuracy or thoroughness, methodology of preparation or otherwise concerning the contents of such reports), (c) geological conditions, including subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which any Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which any Property or any portion thereof may be subject, (i) the availability of any utilities to any Property or any portion thereof including water, sewage, gas and electric, (j) usages of adjoining property, (k) access to any Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of any Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to any Property or any part thereof, (m) the condition or use of any Property or compliance of any Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of any Property, (p) the potential for further development of any Property, (q) the merchantability of any Property or fitness of any Property for any particular purpose, (r) tax consequences, (s) the Leases affecting any Property, (t) the contracts with respect to any Property or any Subsidiary or (u) any other matter or thing with respect to any Property, the Investor Interests or any other matter or thing pertaining to this Agreement.

Section 5.2 Sale “As Is, Where Is”. Investor acknowledges and agrees that it is accepting an interest in each Company and that each Post-Admission Company will own, directly or indirectly, the applicable Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement or any document executed by the BOP JV Entities and delivered to Investor on the Closing Date. Except for the representations and warranties of the BOP JV Entities set forth in this Agreement (including the representations and warranties of the BOP JV Entities expressly made under Section 3.1), Investor has not relied and will not rely on, and no BP Party has made and is liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to any Property or relating thereto (including specifically information packages distributed with respect to any Property) made or furnished by any BP Party, or any property manager, real estate broker, agent or third party representing or purporting to represent any BP Party, to whomever made or given, directly or indirectly, orally or in writing. Investor represents that it is a reasonably knowledgeable, experienced and sophisticated buyer of real estate and, except with respect to the express representations, warranties and covenants made by the BOP JV Entities in this Agreement, that it is relying solely on its own expertise and that of its consultants and advisors in purchasing the Properties and shall make an independent verification of the accuracy of any documents and information provided by the BOP JV Entities. Investor will conduct such inspections and investigations of the Properties as to conditions thereof, and shall rely upon same. Investor acknowledges that each of the BOP JV Entities has afforded Investor a full opportunity to conduct such investigations of the Properties as Investor deemed necessary to satisfy itself as to the condition of the Properties and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Properties, and will rely solely upon same and not upon any information provided by or on behalf of the BOP JV Entities or their agents or employees with respect thereto, other than such representations, warranties and covenants of the BOP JV Entities as are expressly set forth in this Agreement. Investor agreed to assume the risk that adverse matters, including adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Investor’s inspections and investigations, but without limiting Investor’s right to rely upon the representations and warranties expressly set forth in this Agreement (including the representations and warranties of the BOP JV Entities expressly made under Section 3.1).

Section 5.3 Exculpation.

5.3.1 Investor agrees that it does not have and will not have any claims or causes of action against any BP Party (other than the BOP JV Entities) arising out of or in connection with this Agreement or the transactions contemplated hereby. Subject to the terms of this Agreement, Investor agrees to look solely to the BOP JV Entities, and their respective assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the BP Parties (other than the BOP JV Entities) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the provisions of this Section 5.3, Investor hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the BP Parties (other than the BOP JV Entities), and hereby unconditionally and irrevocably releases and discharges the BP Parties (other than BOP JV Entities) from any and all liability whatsoever which may now or hereafter accrue in favor of Investor against the BP Parties (other than the BOP JV Entities), in connection with or arising out of this Agreement or the transactions contemplated hereby.

5.3.2 Each of the BOP JV Entities agrees that it does not have and will not have any claims or causes of action against Investor or any of Investor’s affiliates, or any of their respective disclosed and undisclosed, direct and indirect, shareholders, officers, directors, trustees, partners, principals, members, employees, agents, representatives, consultants, accountants, contractors, attorneys and other advisors, or any successors or assigns of the foregoing (collectively, the “Investor Parties”) arising out of or in connection with this Agreement or the transactions contemplated hereby. Subject to the terms of this Agreement, each of the BOP JV Entities agrees to look solely to Investor and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agree not to sue or otherwise seek to enforce any personal obligation against any of the Investor Parties (other than Investor as provided herein) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the provisions of this Section 5.3.2, each of the BOP JV Entities hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever they may now or hereafter have against the Investor Parties (other than Investor as provided herein), and hereby unconditionally and irrevocably releases and discharges the Investor Parties (other than Investor as provided herein) from any and all liability whatsoever which may now or hereafter accrue in favor of each of the BOP JV Entities against the Investor Parties (other than Investor as provided herein), in connection with or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. In order to be effective, all notifications or notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (each, a “Notice”, and collectively, the “Notices”) must be in writing and (a) delivered by nationally recognized overnight delivery service, (b) personally delivered or (c) sent by electronic email transmission (including via .pdf files), with confirmation of receipt from recipient (that is not automatically generated). Notices shall be deemed received and effective (i) if sent as described in subdivisions (a) or (b), on the date actually received or the date delivery is refused, and (ii) if sent as described in subdivision (c) above, upon confirmation of receipt from the recipient (that is not automatically generated). Notices must be addressed in each case, as follows:

To each of the BOP JV Entities:

c/o Brookfield Properties, Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

Attn: General Counsel

E-mail: realestatenotices@brookfield.com

If to Investor:

Brookfield REIT Operating Partnership L.P.

c/o Brookfield Place New York

250 Vesey Street, 15th Floor

New York, NY 10281

Attention: Secretary

Email: realestatenotices@brookfield.com

Notices shall be valid only if served in the manner provided above. Notices may be sent by the attorneys for the respective parties and each such Notice so served shall have the same force and effect as if sent by such party. Each party will be entitled to change its address for purposes of notice in writing, communicated in the manner in accordance with the provisions of this Section 6.1.

Section 6.2 Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of relating to this Agreement. The parties hereto irrevocably elect Delaware as the exclusive judicial forum for the adjudication of any matters arising under or in connection with this Agreement or the transactions contemplated hereby, and consent to the exclusive jurisdiction of the federal or state courts sitting in Delaware. Each of the parties hereto irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

Section 6.3 Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

Section 6.4 Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts will have the same force and effect as if all parties hereto had executed a single copy of this Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or other electronic communication (including by pdf email transmission) counterparts of the signature pages.

Section 6.5 Binding Effect. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 6.6 Assignment. This Agreement may not be assigned by either party without the consent of the other party hereto.

Section 6.7 Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any Person as a third party beneficiary, decree, or otherwise.

Section 6.8 Interpretation. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that the BOP JV Entities and Investor have contributed substantially and materially to the preparation and negotiation of this Agreement.

Section 6.9 Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

Section 6.10 Amendment. This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

Section 6.11 Severability. If any one or more of the provisions herein is for any reason held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provision herein, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

Section 6.12 Survival. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement will not survive the Closing Date.

Section 6.13 Tax Reduction Proceedings. To the extent any Company or any of their Subsidiaries shall have the right to file and/or prosecute an application for the reduction of the assessed valuation of any Property or any portion thereof for real estate taxes or a refund of property taxes previously paid (a “Tax Certiorari Proceeding”) to any governmental or regulatory body, the BOP JV Entities shall have such right as provided herein. The BOP JV Entities shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against any Property for any fiscal period prior to the fiscal year in which each Closing Date shall occur without the prior consent of Investor. The amount of any tax refunds (net of attorneys’ fees, amounts due tenants and other costs of obtaining such tax refunds) with respect to any Property for the tax year in which the Apportionment Date occurs shall be apportioned between the BOP JV Entities and Investor as of the Apportionment Date.

Section 6.14 Prevailing Party Attorney’s Fees. Should any party hereto employ an attorney to enforce any of the provisions hereof, the non-prevailing party(ies) in any final judgment agrees to pay the other party’s(ies) reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 6.14 shall survive the Closing.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the Closing Date.

BOP JV ENTITIES:

BOP Nest Domain JV LLC

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

BOP Nest Nashville JV LLC

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

[Signature Page to Domain/Nashville Contribution Agreement]

Companies:

BOP Nest Domain LLC

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

BOP Nest Nashville LLC

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

[Signature Page to Domain/Nashville Contribution Agreement]

Investor:

Brookfield REIT Operating Partnership L.P.
a Delaware limited partnership

By: Brookfield REIT OP GP LLC, its general partner

By: Brookfield Real Estate Income Trust Inc., its sole member

By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

[Signature Page to Domain/Nashville Contribution Agreement]

EXHIBIT A-1

Description of Domain Property

EXHIBIT A-2

Description of Nashville Property

EXHIBIT B

Structure Charts

EXHIBIT C

Consideration Values

Property	Consideration Value
Domain	$26,752,796.25
Nashville	$46,658,057.85